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                                                                      EXHIBIT 99


                                                       FOR RELEASE 9:30 A.M. EDT
                                                                    MAY 24, 1999


    MICROSOFT INVESTS $17.8 MILLION IN STRATEGIC ALLIANCE WITH CAREERBUILDER MSN, CareerBuilder to Roll Out Comprehensive Career Services for Job Seekers and
                          Employers On the MSN Network

       REDMOND, WASH., AND RESTON, VA. -- MAY 24, 1999 -- Microsoft Corp. and CareerBuilder Inc. today announced the formation of a strategic arrangement to jointly develop a private-label career center for the MSN(TM) network of Internet services. Under the terms of the agreement, the more than 28 million people* who visit MSN each month will have access to employment listings, career advice content and personal search agent technology offered exclusively by CareerBuilder.

       In addition, Microsoft has invested $17.8 million for a minority stake in CareerBuilder and received warrants exercisable for additional shares. The alliance will play a key role in the MSN programming strategy, which aims to deliver the best integrated services on the Internet, combining content from industry-leading providers with Microsoft-proprietary content and best-of-breed technologies.

       "We are very excited that Microsoft chose CareerBuilder to provide private-labeled career centers on MSN," said Rob McGovern, president and CEO of CareerBuilder. "Job seekers will now have a value-added service that delivers job postings and valuable career content, enabling them to effectively manage their careers."

       A continuation of the MSN mission to provide consumers with the most complete set of services on the Web and help them get things done, the MSN career service is scheduled to be available later this year. It will be the latest addition to the CareerBuilder Network, which now


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consists of 23 different professional, diversity and broad-appeal career sites, enabling employers to target postings to select communities of potential employees. Other network sites include USA TODAY Online, BusinessWeek Online, CNET, American Banker and HISPANIC Online.

ABOUT CAREERBUILDER

       CareerBuilder Inc. (Nasdaq "CBDR") provides comprehensive online recruitment product and services offerings for employers and job seekers. The CareerBuilder Network consists of CareerBuilder.com, the company's flagship career site, and career centers located on the Internet sites of 22 premier interactive media companies, including Black Enterprise Online, Internet.com, PDR's Medical Economics and Women Connect.com. CareerBuilder's more than 650 subscriber customers include GTE Internetworking, Bristol-Meyers Squibb and Continental Airlines.

       CareerBuilder products and services are sold directly and through Automatic Data Processing Inc. (ADP). CareerBuilder is headquartered in Reston, Va. For more information about the company, visit http://www.careerbuilder.com/corporate/.

ABOUT MSN AND MICROSOFT

       MSN is the network of Internet services from Microsoft that helps people better organize the Web around what's important to them. The network of MSN services, located on the Web at MSN.COM (http://msn.com/), helps people easily stay in touch with friends and colleagues, make smart and secure purchasing decisions, and get more done. MSN offers award-winning e-mail functionality; personal communications services; customizable access to news; popular sites for travel, investing, automotive services, shopping and more; an online community; a Web search engine and directories; and top-rated Internet access.

       Founded in 1975, Microsoft (Nasdaq "MSFT") is the worldwide leader in software for personal computers. The company offers a wide range of products and services for business and


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personal use, each designed with the mission of making it easier and more enjoyable for people to take advantage of the full power of personal computing every day.

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* According to an April 1999 study done by Media Metrix.

Microsoft and MSN are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries. Other product and company names herein may be trademarks of their respective owners.

FOR MORE INFORMATION, PRESS ONLY:
       Amy Wilson, Shandwick for Microsoft, (425) 452-5400, awilson@shandwick.com
       Jennifer Giles, CareerBuilder, (703) 925-3590, jennifer.giles@careerbuilder.com

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